Exhibit 99.1

Contact: Jorge Almeida
Investor Relations
Lennar Corporation
(305) 485-4129

FOR IMMEDIATE RELEASE

Lennar Names Jim Parker Chief Operating Officer and David Grove EVP, Homebuilding

MIAMI, June 5, 2026 – Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today announced that, effective immediately, Jim Parker has been named Chief Operating Officer and David Grove has been named Executive Vice President, Homebuilding.
Mr. Parker and Mr. Grove most recently served as Area Presidents, leading Lennar’s East and West operations, respectively. In their new roles, they will continue to report to Stuart Miller, Executive Chairman, Chief Executive Officer and President of Lennar. Mr. Parker and Mr. Grove each bring 30 years of homebuilding industry experience.
Mr. Parker joined Lennar as Regional President through its 2018 merger with CalAtlantic Homes, where he had served as Region President following the merger of Ryland Homes and Standard Pacific. Earlier in his career, he held leadership roles at John Wieland Homes and Beazer Homes, founded and sold Parker Chandler Homes — operating across Atlanta, Charlotte, and Myrtle Beach — and later served as Atlanta Division President and Area President at Ryland Homes.
Mr. Grove joined Lennar in 1999 as a Construction Area Manager in Austin and has spent his entire career with the company, advancing through roles in construction management and operations before becoming Division President in 2004. He led Lennar’s San Antonio Division for more than a decade and oversaw both the Austin and San Antonio Divisions before relocating to Dallas in 2017 as Division President of the Dallas-Fort Worth Division. He was named Regional President for Texas in 2022 before assuming his Area President role.
Stuart Miller, Lennar’s Executive Chairman, Chief Executive Officer and President, said, “Jim and David are tenured, proven Lennar leaders who are energized by the opportunity ahead. They have consistently delivered strong results for our teams and our business. More than that, they exemplify our core values — building quality homes and delivering more value to our customers, always with the highest level of integrity.”
About Lennar
Lennar Corporation, founded in 1954, is one of the nation's leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar's Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar's homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.